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                                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                                 WASHINGTON, D.C. 20549
---------------------------
FORM 4
---------------------------                          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ]CHECK THIS BOX IF
   NO LONGER SUBJECT TO
   SECTION 16. FORM 4 OR
   FORM 5 OBLIGATIONS MAY        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
   CONTINUE.                           of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
   SEE INSTRUCTION 1(b)                                      Investment Company Act of 1940

(Print or Type Responses)
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
1.  Name and Address of Reporting Person*               2.  Issuer Name and Ticker or Trading Symbol

                                                        Phar-Mor, Inc.    (PMOR)
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(Last)             (First)               (Middle)       3.  IRS or Social          4.  Statement for
                                                            Security Number of        Month/Year
                                                            Reporting Person
                                                            (Voluntary)
                                                      ------------------------------------------------------
                                                                                   April/2001
Butler , Abbey J.
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                  (Street)

                                                                                   5.  If Amendment,


20 Federal Plaza West                                                                 Date of Original
                                                                                      (Month/Year)

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(City)            (State)               (Zip)               TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED,
Youngstown        Ohio                  44501-0400                DISPOSED OF, OR BENEFICIARY OWNED
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1.  Title of Security                                   2. Transaction   3. Transaction     4.  Securities
    (Instr. 3)                                              Date            Code                Acquired (A)
                                                           (Month/Day/      (Instr. 8)          or Disposed
                                                            Year)                               of (D)
                                                                                                (Instr. 3, 4
                                                                                                and 5)

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                                                                           Code       V          Amount
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Phar-Mor, Inc.
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Common Stock                                                4/16/01         P                    5,000

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
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
 6.  Relationship of Reporting Person(s) to Issuer
               (Check all applicable)
    x      Director                    x   10% Owner
  -----                              -----
    x      Officer (give                    Other (specify
  -----             title below      -----  below)

                -------------------------

  Mr Butler is Co-Chairman and Co-CEO of Phar-Mor,
  Inc. Mr. Butler is also a controlling shareholder of Avatex Corporation, a 41.3% holder of Phar-Mor, Inc.'s common stock.

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 7.  Individual or Joint/Group Filing (Check Applicable Line)



     X  Form filed by One Reporting Person
    ----
        Form filed by More than One Reporting Person
    ----
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 5. Amount of        6.  Ownership     7. Nature of
    Securities           Form:            Indirect
    Beneficially         Direct (D)       Beneficial
    Owned at End         or Indirect      Ownership
    of Month             (I) (Instr.      (Instr. 4)
    (Instr. 3 and        4)
    4)
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  (A)
  or
  (D)    Price
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   A        1.00        6,197,668        By Avatex
                                        Corporation
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
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
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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
1. Title of Derivative       2.             3.              4.             5. Number of      6.  Date        7. Title    8.  Price
Security (Instr. 3)             Conversion      Transaction   Transaction    Derivative        Exercisable   and         of
                                or              Date          Code           Securities        and           Amount of   Derivative
                                Exercise                      (Instr. 8)     Acquired (A)      Expiration    Underlying  Security
                                Price of       (Month/                       or disposed       Date          Securities  (Instr. 5)
                                Derivative     Day/                          of (D)            (Month/     (Instr. 3
                                Security       Year)                       (Instr. 3, 4,       Day/        and 4)
                                                                           and 5)              Year)

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                                                                                                           Expira         Amount or
                                                                                             Date          tion           Number of
                                                            Code      V    (A)      (D)      Exercisable   Date     Title Shares
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
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
 9.  Number     10. Ownership   11. Nature
 of                 Form of       of
 derivative         Derivative    Indirect
 Securities         Security:     Beneficial
 Beneficially       Direct        Ownership
 Owned at End       (D) or       (Instr. 4)
 of Month           Indirect
 (Instr. 4)         (I)
                    (Instr. 4)
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                # of Options
                owned

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
** International misstatements or omissions of facts constitute Federal Criminal    /s/ Abbey J. Butler          May 8, 2001
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            -------------------------    ------------------
                                                                                    Abbey J. Butler              May 8, 2001
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Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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